EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (Nos. 333-02418, 333-40106, 333-62134, 333-121330, 333-123042, 333-129132, and 333-149222) on Form S-8 and Registration Statement (Nos. 333-123821, 333-128695, 333-134611 and 333-137408) on Form S-3 of Smith Micro Software, Inc. of our reports dated March 9, 2009 relating to our audits of the consolidated financial statements, and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2008.
/s/ SINGERLEWAK LLP
Los Angeles, California
March 9, 2009